Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Planet Fitness, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-206158) on Form S-8 of Planet Fitness, Inc. of our report dated March 4, 2016, with respect to the consolidated balance sheets of Planet Fitness, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, cash flows, and changes in equity for each of the years in the three-year period ended December 31, 2015, which report appears in the December 31, 2015 annual report on Form 10-K of Planet Fitness, Inc.

/s/  KPMG LLP

Boston, Massachusetts

March 4, 2016